EXHIBIT 11
                             SMITHFIELD FOODS, INC.
                      COMPUTATION OF NET INCOME PER SHARE

Income and the number of shares used in the computation of net income per common and common equivalent shares were computed as follows:

                                     52 Weeks       52 Weeks       53 Weeks
                                      Ended          Ended          Ended
Income                             May 1, 1994    May 2, 1993    May 3, 1992

Net income                         $19,702,000    $ 3,989,000    $21,635,000
 Dividends accumulated for
   Series B preferred stock           (675,000)      (365,000)             -

   Net income available to
      common stockholders          $19,027,000    $ 3,624,000    $21,635,000


Shares

Weighted average shares:
   Outstanding                      16,276,000     15,842,000     14,749,000
Incremental shares for
      outstanding stock options
      and warrants                     492,000        530,000      1,064,000
         Shares for computation     16,768,000     16,372,000     15,813,000

Net income per share                     $1.13          $ .22          $1.37